Exhibit 4.3
FLUIDIGM CORPORATION
EIGHTH AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT
June 13, 2006

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TABLE OF CONTENTS
(continued)

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EIGHTH AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT
     THIS EIGHTH AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT (the “Agreement”) is entered into as of June 13, 2006 by and among Fluidigm Corporation, a California corporation (the “Company”), the persons set forth on EXHIBIT A hereto (the “New Investors”), the persons set forth on the Schedule of Founders attached hereto as EXHIBIT B (the “Founders”), and the persons set forth on EXHIBIT C hereto (the “Prior Investors”). The Prior Investors and the New Investors are referred to herein collectively as the “Investors.”
RECITALS
     WHEREAS, the Company and the New Investors have entered into a Series E Preferred Stock Purchase Agreement of even date herewith (the “Purchase Agreement”) pursuant to which the Company shall sell, and the New Investors shall acquire, shares of the Company’s Series E Preferred Stock;
     WHEREAS, the Company has granted certain registration rights and other rights to the Founders and the Prior Investors pursuant to that certain Seventh Amended and Restated Investor Rights Agreement dated August 16, 2005 (the “Prior Agreement”); and
     WHEREAS, as an inducement to the New Investors to purchase shares of the Company’s Series E Preferred Stock pursuant to the Purchase Agreement, the Company, the Prior Investors and the Founders desire to amend and restate the Prior Agreement to allow the New Investors to become a party to this Agreement.
     NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, the parties agree as follows:
SECTION 1
Restrictions on Transferability; Registration Rights
          1.1 Certain Definitions. As used in this Agreement, the following terms shall have the following meanings:
          “Affiliate” shall have the meaning set forth in Rule 405 of the Securities Act; provided that for AllianceBernstein L.P. and its permitted transferees, the definition of “Affiliate” shall also include (i) any general partner, officer or director of such person, (ii) any private equity or venture capital fund now or hereafter existing (a “Fund”) for which such person or an Affiliate of such person is a general partner or management company, and (iii) if such person is a Fund, any other Fund that is directly or indirectly controlled by or under common control with one or more general partners of such person, or that shares the same management company with such person or an Affiliated management company.

          “Commission” shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.
          “Eligible Securities” shall mean (i) the Series A Preferred Stock issued pursuant to the Series A Preferred Stock Purchase Agreement dated December 1, 1999; (ii) the Series B Preferred Stock issued pursuant to the Series B Preferred Stock Purchase Agreement dated July 5, 2000; (iii) the Series C Preferred Stock issued pursuant to the Series C Preferred Stock Purchase Agreement dated October 23, 2001; (iv) the Series C Preferred Stock issued pursuant to the Series C Preferred Stock Purchase Agreement dated November 1, 2002; (v) the Series C Preferred Stock issued pursuant to the Series C Preferred Stock and Warrant Purchase Agreement dated September 22, 2003; (vi) the Series D Preferred Stock issued pursuant to the Series D Preferred Stock Purchase Agreement dated December 18, 2003; (vii) the Series D Preferred Stock issued pursuant to the Series D Preferred Stock Purchase Agreement dated August 16, 2005; (viii) the Series D Preferred Stock issued upon conversion of convertible promissory note(s) issued pursuant to the Convertible Promissory Note Purchase Agreement (the “CNPA”) dated December 18, 2003, as amended by Amendment No. 1 to Convertible Note Purchase Agreement dated December 17, 2004, between the Company and Biomedical Sciences Investment Fund Pte Ltd (the “BMSIF”); (ix) the Series D Preferred Stock issued upon conversion of convertible promissory note(s) issued in connection with the Convertible Note Agreement (the “CNA”) dated December 18, 2003, between the Company and Invus, L.P. (the “Invus”); (x) the Series E Preferred Stock issued pursuant to the Purchase Agreement; (xi) all Securities acquired by any Investor pursuant to the rights of first offer described in Sections 3 or 4 of this Agreement; and (xii) any Securities issued with respect to the foregoing upon any stock split, stock dividend, recapitalization, or similar event or upon any exercise or conversion, as applicable.
          “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.
          “Founders Shares” shall mean the shares of Common Stock of the Company issued to the Founders as of the date of this Agreement or at any time in the future.
          “Holder” shall mean (i) any Investor and any person to whom registration rights under this Agreement have been transferred in accordance with Section 1.13 hereof, (ii) for the purposes of Section 1.6 (and other portions of this Section 1, to the extent they relate to rights of registration under Section 1.6), any Founder or holder of Other Shares and (iii) for the purposes of Sections 1.5, 1.6 and 1.7 (and other portions of this Section 1, to the extent they relate to rights of registration under Sections 1.5, 1.6 and 1.7), Warrantholders.
          “Initial Public Offering” shall mean the first sale of Securities of the Company pursuant to an effective registration statement under the Securities Act.
          “Initiating Holders” shall mean Holders who in the aggregate hold a majority of the Registrable Securities then held by Holders assuming conversion or exercise, as applicable, of all Eligible Securities.

          “Lighthouse Preferred Warrant” shall mean the Preferred Stock Purchase Warrant dated March 29, 2005, pursuant to which Lighthouse Capital Partners V, L.P. (“Lighthouse”) may purchase shares of the Company’s authorized Series D Preferred Stock.
          “Other Shares” shall mean the shares of Common Stock of the Company issued pursuant to the Common Stock Purchase Agreements dated July 17, 2001 and February 2005 by and between the Company and President and Fellows of Harvard College.
          “Permitted Transferee” shall mean (i) any general partner or retired general partner of any Holder which is a partnership; (ii) any family member of a Holder or trust for the benefit of any individual Holder; (iii) any Investor; (iv) an Affiliate of an Investor; or (v) any transferee who acquires at least 40,000 shares of Eligible Securities.
          The terms “register,” “registered” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such registration statement.
          “Registration Expenses” shall mean all expenses incurred by the Company in complying with Sections 1.5, 1.6 and 1.7 hereof, including, without limitation, all registration, qualification, stock exchange and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Company and accountants and other persons retained by or for the Company (including the fees of one counsel for the Holders, not to exceed $25,000), blue sky fees and expenses, accounting fees and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company).
          “Registrable Securities” means (i) any shares of Common Stock which are Eligible Securities, (ii) any shares of Common Stock issuable upon the exercise or conversion, as applicable, of Eligible Securities, (iii) for the purposes of Section 1.6 (and other portions of this Section 1, to the extent they relate to rights of registration under Section 1.6) any shares of Common Stock which are Founder Shares or Other Shares, and (iv) for the purposes of Sections 1.5, 1.6 and 1.7 (and other portions of this Section 1, to the extent they relate to rights of registration under Sections 1.5, 1.6 and 1.7) any shares of Common Stock which are Warrant Shares; provided, however, that shares of Common Stock shall be treated as Registrable Securities only if and so long as they have not been (A) sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction, (B) sold in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act under Section 4(1) thereof so that all transfer restrictions and restrictive legends with respect thereto are removed upon the consummation of such sale or (C) sold in a transaction in which the rights granted under this Section 1 are not assigned in accordance with this Agreement.
          “Restricted Securities” shall mean the securities of the Company required to bear the legends set forth in Section 1.3 hereof.

          “Securities” shall mean shares of, or securities convertible into or exercisable for any shares of, any class of capital stock of the Company.
          “Securities Act” shall mean the Securities Act of 1933, as amended, or any similar federal statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.
          “Selling Expenses” shall mean all underwriting discounts and selling commissions and applicable to the securities registered by the Holders and any fees and disbursements of counsel for the Holders not included in the definition of Registration Expenses.
          “Voting Agreement” shall mean the Second Amended and Restated Voting Agreement dated August 16, 2005 among the Company and certain stockholders of the Company.
          “Warrant Shares” shall mean the shares of Common Stock of the Company issued or issuable upon conversion of the (i) Series C Preferred Stock issued or issuable upon exercise or conversion of (A) the warrant to purchase up to 17,500 shares of Series C Preferred Stock issued to TBCC Funding Trust II (“TBCC”) pursuant to the Master Loan and Security Agreement dated March 27, 2002 by and between the Company and Transamerica Technology Finance Corporation; (B) the warrant to purchase up to 31,008 shares of Series C Preferred Stock issued to General Electric Capital Corporation (“GE Capital”) in connection with the Master Security Agreement dated as of November 8, 2002, as amended (the “Master Security Agreement”) by and between the Company and GE Capital; (C) the warrants to purchase an aggregate of up to 90,000 shares of Series C Preferred Stock issued to Glaxo Group Limited (“GGL”) in connection with the Development Collaboration and License Agreement dated September 22, 2003 (the “License Agreement”); and (D) the warrants to purchase an aggregate of up to 110,000 shares of Series C Preferred Stock issued to SmithKline Beecham Corporation (“SBC”) in connection with the License Agreement; and (ii) the Series D Preferred Stock issued or issuable upon exercise or conversion of (A) the warrant to purchase up to 37,500 shares of Series D Preferred Stock dated March 18, 2004 and issued to GE Capital in connection with extensions of credit to the Company; (B) the warrant to purchase up to 380,556 shares of Series D Preferred Stock dated June 30, 2004 and issued to In-Q-Tel, Inc. (“In-Q-Tel”); (C) the Lighthouse Preferred Warrant; and (D) the warrant to purchase up to 126,851 shares of Series D Preferred Stock dated June 30, 2004 and issued to In-Q-Tel Employee Fund, LLC (“Employee Fund”) . GGL, SBC, TBCC, GE Capital, In-Q-Tel, Employee Fund, and Lighthouse are collectively referred to herein as “Warrantholders.”
          “Worthington Shares” shall mean the Founder Shares issued to Gajus Worthington.
          1.2 Restrictions. No Restricted Securities shall be sold, assigned, transferred or pledged except upon the conditions specified in this Agreement. Each Holder will cause any proposed purchaser, assignee, transferee or pledgee of its Restricted Securities to agree in writing to take and hold such securities subject to the provisions and upon the conditions specified in this Agreement, including, without limitation, Section 1.14, except where such Restricted Securities would cease to be Restricted Securities in connection with such proposed purchase, assignment, transfer or pledge.

          1.3 Restrictive Legend. Each certificate representing Registrable Securities shall (unless otherwise permitted by the provisions of Section 1.4 below) be stamped or otherwise imprinted with a legend in the following form (in addition to any legend required under applicable state securities laws):
“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). SUCH SHARES MAY NOT BE SOLD, TRANSFERRED OR PLEDGED IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS THE COMPANY RECEIVES AN OPINION OF COUNSEL (WHICH MAY BE COUNSEL FOR THE COMPANY), OR OTHER EVIDENCE, REASONABLY ACCEPTABLE TO IT STATING THAT SUCH SALE OR TRANSFER IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE SECURITIES ACT.”
“THE SHARES REPRESENTED BY THIS CERTIFICATE MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE COMPANY AND THE SHAREHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.”
“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A MARKET STAND-OFF AGREEMENT IN THE EVENT OF A PUBLIC OFFERING, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.”
          Each Holder consents to the Company making a notation on its records and giving instructions to any transfer agent of the Restricted Securities in order to implement the restrictions on transfer established in this Section 1.
          1.4 Notice of Proposed Transfers. Each Holder of each certificate representing Restricted Securities, by acceptance thereof, agrees to comply in all respects with the restrictions on transfer contained in Sections 1.2, 1.3, 1.4 and 1.14 of this Agreement. Solely for purposes of the foregoing sentence and for the sake of clarification, the term “Holder” shall also include and the term “Restricted Securities” shall also apply to any Founder, holder of Other Shares or Warrantholders. Prior to any proposed sale, assignment, transfer or pledge of any Restricted Securities (other than any transfer not involving a change in beneficial ownership), unless there is in effect a registration statement under the Securities Act covering the proposed transfer, the Holder thereof shall give written notice to the Company of such Holder’s intention to effect such transfer, sale, assignment or pledge. Each such notice shall describe the manner and circumstances of the proposed transfer, sale, assignment or pledge in sufficient detail, and shall be accompanied at such Holder’s expense by either (i) a written opinion of legal counsel who shall, and whose legal opinion shall be, reasonably satisfactory to the Company, addressed to the Company, to the effect that the proposed transfer of the Restricted Securities may be effected without registration under the Securities Act and applicable state securities laws, or (ii) a “no action” letter from the Commission to the effect that the transfer of such securities without registration will not result in a recommendation by the staff of the Commission that action be taken with respect thereto, or (iii) any other evidence reasonably satisfactory to counsel to the Company, whereupon the Holder of such Restricted Securities shall be entitled to transfer such Restricted Securities in accordance with the terms of the notice delivered by the Holder to the Company; provided, however, that no such legal opinion, “no action” letter or other evidence shall be required with respect to a transfer to an Affiliate. Each certificate evidencing the Restricted Securities transferred as above provided shall bear, except if such transfer is made pursuant to Rule 144, the appropriate restrictive legend set forth in Section 1.3 above, except that such certificate shall not bear such restrictive legend if, in the opinion of counsel for such Holder and reasonably acceptable to the Company, such legend is not required in order to establish compliance with any provisions of the Securities Act or this Agreement.
          1.5 Requested Registration.
               (a) Request for Registration. In case the Company shall receive from Initiating Holders a written request that the Company effect any registration with respect to a public offering of at least 50% of the Registrable Securities, the reasonably anticipated aggregate price to the public of which, net of underwriting discounts and commissions, would exceed $20,000,000, the Company will:
                    (i) promptly give written notice of the proposed registration to all other Holders; and
                    (ii) use its best efforts to effect as soon as practicable such registration (including, without limitation, the execution of an undertaking to file post-effective amendments, appropriate qualification under applicable blue sky or other state securities laws and appropriate compliance with applicable regulations issued under the Securities Act and any other governmental requirements or regulations) as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any Holder or Holders joining in such request as are specified in a written request received by the Company within 15 days after receipt of the written notice from the Company; provided, however, that the Company shall not be obligated to take any action to effect any such registration pursuant to this Section 1.5:
                         (1) Prior to six months following the closing of the Company’s Initial Public Offering;
                         (2) During the period starting with the date 60 days prior to the Company’s estimated date of filing of, and ending on the date three months immediately following the effective date of, any registration statement (other than a registration of Securities in a Rule 145 transaction or with respect to an employee benefit plan) pertaining to Securities of the Company (subject to Section 1.6(a) hereof), provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to be filed and become effective and that the Company provides the Initiating Holders written notice of its intent to file such registration statement within 30 days of receiving the request for registration from the Initiating Holders and provided further, however, that the Company may not utilize this right more than once in any 12-month period.
                         (3) After the Company has effected two registrations pursuant to this Section 1.5; or
                         (4) If the Company shall furnish to such Holders a certificate, signed by the President of the Company, stating that in the good faith judgment of the Board of Directors it would be seriously detrimental to the Company or its shareholders for a registration statement to be filed in the near future, in which case the Company’s obligation to use its best efforts to register under this Section 1.5 shall be deferred for a period not to exceed 90 days from the date of receipt of written request from the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any 12-month period.
               (b) Underwriting. If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as part of their request made under Section 1.5(a), and the Company shall so advise the Holders as part of the notice given pursuant to Section 1.5(a)(i). The right of any Holder to registration pursuant to Section 1.5 shall be conditioned upon such Holder’s participation in the underwriting arrangements required by this Section 1.5 and the inclusion of such Holder’s Registrable Securities in the underwriting, to the extent requested and provided herein.
     The Company shall (together with all Holders proposing to distribute their securities through such underwriting) enter into an underwriting agreement in customary form with the managing underwriter selected for such underwriting by the Company and a majority of the Holders. Notwithstanding any other provision of this Section 1.5, if the managing underwriter advises the Company in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Company shall so advise all Holders of Registrable Securities who indicated their intent to participate in the registration in a timely manner, and the number of shares of Registrable Securities that may be included in the registration and underwriting shall be allocated among such Holders in proportion, as nearly as practicable, to the respective number of Registrable Securities held by such Holders at the time of filing the registration statement, provided, however, that the number of shares of Registrable Securities to be included in such underwriting shall not be reduced unless all Worthington Shares, all Other Shares and all other Securities that are not Registrable Securities (other than Securities to be sold for the account of the Company) are first entirely excluded from the underwriting. No Registrable Securities excluded from the underwriting by reason of the underwriter’s marketing limitation shall be included in such registration. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest 100 shares.
     If any Holder of Registrable Securities disapproves of the terms of the underwriting, such person may elect to withdraw therefrom by written notice to the Company, the managing underwriter and the Initiating Holders. The Registrable Securities so withdrawn shall also be withdrawn from registration.

          1.6 Company Registration.
               (a) Notice of Registration. If at any time or from time to time, the Company shall determine to register any Common Stock, either for its own account or the account of a security holder or holders other than (i) a registration relating to employee benefit plans, (ii) a registration relating to the offer and sale of debt securities, (iii) a registration relating to a Commission Rule 145 transaction, or (iv) a registration pursuant to Sections 1.5 or 1.7 hereof, the Company will:
                    (i) promptly give to each Holder written notice thereof; and
                    (ii) include in such registration (and any related qualification under blue sky laws or other compliance), and in any underwriting involved therein, all the Registrable Securities specified in a written request or requests made within 15 days after receipt of such written notice from the Company by any Holder.
               (b) Underwriting. If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise the Holders in a written notice given pursuant to this Section 1.6. In such event, the right of any Holder to registration pursuant to this Section 1.6 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of Registrable Securities in the underwriting to the extent provided herein.
     All Holders proposing to distribute their securities through such underwriting shall (together with the Company and the other holders distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the managing underwriter selected for such underwriting by the Company. Notwithstanding any other provision of this Section 1.6, if the managing underwriter advises the Company in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Company shall so advise all Holders of Registrable Securities and the number of shares of Registrable Securities that may be included in the registration and underwriting shall be allocated among all Holders thereof in proportion, as nearly as practicable, to the respective number of Registrable Securities held by such Holders at the time of filing the registration statement; provided, however, that, no Registrable Securities shall be excluded until all Worthington Shares, all Other Shares and all other Securities that are not Registrable Securities (other than Securities to be sold for the account of the Company) are first excluded, and provided further, that, except in the case of the Company’s Initial Public Offering (where Registrable Securities may be excluded entirely), the number of Registrable Securities included in such underwriting shall not be reduced below 25% of the total number of shares in the underwriting. No Registrable Securities excluded from the underwriting by reason of the underwriter’s marketing limitation shall be included in such registration. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest 100 shares. The Company may include shares of Common Stock held by shareholders other than Holders in a registration statement pursuant to this Section 1.6 to the extent that the amount of Registrable Securities otherwise includible in such registration statement would not thereby be diminished.

     If any Holder or other holder disapproves of the terms of any such underwriting, he or she may elect to withdraw therefrom by written notice to the Company and the managing underwriter. The Registrable Securities so withdrawn shall also be withdrawn from such registration and, in the case of the Company’s Initial Public Offering, shall be subject to Section 1.14.
               (c) Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 1.6 prior to the effectiveness of such registration, whether or not any Holder has elected to include securities in such registration.
          1.7 Registration on Form S-3.
               (a) If any Holder or Holders request that the Company file a registration statement on Form S-3 (or any successor form to Form S-3) for a public offering of Registrable Securities, the reasonably anticipated aggregate price to the public of which, net of underwriting discounts and commissions, would exceed $2,000,000, and the Company is then entitled to use Form S-3 under applicable Commission rules to register the Registrable Securities for such an offering, the Company will:
                    (i) promptly give written notice of the proposed registration to all other Holders; and
                    (ii) use its best efforts to effect as soon as practicable such registration (including, without limitation, the execution of an undertaking to file post-effective amendments, appropriate qualification under applicable blue sky or other state securities laws and appropriate compliance with applicable regulations issued under the Securities Act and any other governmental requirements or regulations) as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any Holder or Holders joining in such request as are specified in a written request received by the Company within 15 days after receipt of the written notice from the Company; provided, however, that the Company shall not be obligated to take any action to effect any such registration pursuant to this Section 1.7:
                         (1) if the Company, within ten (10) days of the receipt of the request for registration pursuant to this Section 1.7, gives notice of its bona fide intention to effect the filing of a registration statement with the Commission within ninety (90) days of receipt of such request (other than with respect to a registration statement relating to a Rule 145 transaction or an employee benefit plan or any other registration which is not appropriate for the registration of Registrable Securities);
                         (2) during the period starting with the date sixty (60) days prior to the Company’s estimated date of filing of, and ending on the date three months immediately following, the effective date of any registration statement pertaining to Securities of the Company (other than with respect to a registration statement relating to a Rule 145 transaction or an employee benefit plan), provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to be filed and become effective; or

                         (3) if the Company shall furnish to such Holder or Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors it would be seriously detrimental to the Company or its shareholders for registration statements to be filed in the near future, then the Company’s obligation to use its best efforts to file a registration statement shall be deferred for a period not to exceed 90 days from the receipt of the request to file such registration by such Holder or Holders; provided further, however, that the Company may not utilize the rights provided for in subsections (1) and (2) above and this subsection (3) more than once in total in any twelve month period. For the avoidance of doubt, if the Company utilizes any of the rights provided for in subsections (1), (2) and (3), it shall not have the right to utilize the same right again; nor shall it have the right to utilize any of the other rights provided in subsections (1), (2) and (3) for twelve months.
               (b) Underwriting. If the Holders requesting registration intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as part of their request made under Section 1.7(a), and the Company shall so advise the Holders as part of the notice given pursuant to Section 1.7(a)(i). The substantive provisions of Section 1.5(b) shall otherwise apply to such registration.
          1.8 Expenses of Registration. All Registration Expenses incurred in connection with any registration pursuant to Sections 1.5, 1.6 and 1.7 shall be borne by the Company. If a registration proceeding is begun upon the request of Holders pursuant to Section 1.5 or 1.7, but such request is subsequently withdrawn at the request of the Holders, then the Holders of Registrable Securities to have been registered may either: (i) bear all Registration Expenses of such proceeding, pro rata on the basis of the number of shares to have been registered, in which case the Company shall be deemed not to have effected a registration pursuant to Section 1.5(a) or 1.7(a) of this Agreement as applicable; provided, however, that the Company, and not the Holders, shall be required to pay for the Registration Expenses if the Holders learn of a materially adverse change in the condition, business, or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request promptly following discovery of such material adverse change; or (ii) if the registration is being effected pursuant to Section 1.5, require the Company to bear all Registration Expenses of such proceeding, in which case the Company shall be deemed to have effected a registration pursuant to Section 1.5(a). Unless otherwise stated, all other Selling Expenses relating to securities registered on behalf of the Holders shall be borne by the Holders of the registered securities included in such registration pro rata on the basis of the number of shares so registered, provided that to the extent a Holder elects to retain its own counsel (an “Additional Counsel”) separate from the counsel for all the Holders permitted pursuant to the definition of “Registration Expenses” under Section 1.1, then such Holder shall exclusively bear the costs of such Additional Counsel.
          1.9 Registration Procedures. In the case of each registration, qualification or compliance effected by the Company pursuant to this Section 1, the Company will keep each Holder advised in writing as to the initiation of each registration, qualification and compliance and as to the completion thereof. At its expense the Company will, as expeditiously as reasonably possible:

               (a) Prepare and file with the Commission a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to one hundred twenty (120) days or until the distribution described in the registration statement has been completed; provided, however, that such 120-day period shall be extended for a period of time equal to the period the Holder refrains from selling any securities included in such registration at the request of an underwriter of Common Stock (or other securities) of the Company.
               (b) Prepare and file with the Commission, in consultation with the Holders, such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.
               (c) Furnish to the Holders participating in such registration and to the underwriters of the securities being registered such reasonable number of copies of the registration statement, preliminary prospectus, final prospectus and such other documents as such underwriters may reasonably request in order to facilitate the public offering of such securities.
               (d) Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act.
               (e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.
               (f) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in light of the circumstances then existing, and at the request of any such Holder, prepare and furnish to such Holder a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such shares, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in the light of the circumstances then existing.

               (g) Cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange, or quoted in a U.S. automated inter-dealer quotation system, as the case may be, on which similar securities issued by the Company are then listed or quoted.
               (h) Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.
               (i) In the event of any underwritten public offering, cooperate with the selling Holders, the underwriters participating in the offering and their counsel in any due diligence investigation reasonably requested by the selling Holders or the underwriters in connection therewith, and participate, to the extent reasonably requested by the managing underwriter for the offering or the selling Holder, in efforts to sell the Registrable Securities under the offering (including, without limitation, participating in “roadshow” meetings with prospective investors) that would be customary for underwritten primary offerings of a comparable amount of equity securities by the Company.
          1.10 Indemnification.
               (a) The Company will indemnify and defend each Holder, each of its officers and directors and partners, and each person controlling such Holder within the meaning of Section 15 of the Securities Act, with respect to which registration, qualification or compliance is being effected pursuant to this Section 1, and each underwriter, if any, and each person who controls any underwriter within the meaning of Section 15 of the Securities Act, against all expenses, claims, losses, damages or liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, preliminary prospectus, offering circular or other document, or any amendment or supplement thereto, incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any violation or any alleged violation by the Company of the Securities Act or the Exchange Act or any state securities law, or any rule or regulation promulgated thereunder, applicable to the Company in connection with any such registration, qualification or compliance, and the Company will reimburse each such Holder, each of its officers and directors, and each person controlling such Holder, each such underwriter and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, as such expenses are incurred, provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission or alleged untrue statement or omission, made in reliance upon and in conformity with written information furnished to the Company by an instrument duly executed by such Holder, controlling person or underwriter and stated to be specifically for use therein.

               (b) Each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration, qualification or compliance is being effected, indemnify the Company, each of its directors and officers, each underwriter, if any, of the Company’s securities covered by such a registration statement, each person who controls the Company or such underwriter within the meaning of Section 15 of the Securities Act, and each other such Holder, each of its officers and directors and each person controlling such Holder within the meaning of Section 15 of the Securities Act, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company, such Holders, such directors, officers, persons, underwriters or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, as such expenses are incurred, in each case to the extent, but only if and to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by an instrument duly executed by such Holder and stated to be specifically for use therein; provided, however, that the liability of any Holder shall be limited to the net proceeds received by such Holder from the sale of Securities pursuant to such registration.
               (c) Each party entitled to indemnification under this Section 1.10 (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at such party’s expense; provided, however, that an Indemnified Party (together with all other Indemnified Parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the Indemnifying Party, if representation of such Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate due to actual or potential differing interests between such Indemnified Party and any other party represented by such counsel in such proceeding. The failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 1 unless, and only to the extent that, the failure to give such notice is materially prejudicial to an Indemnifying Party’s ability to defend such action. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.
               (d) If the indemnification provided for in this Section 1.10 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss,

liability, claim, damage, or expense referred to therein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations (except to the extent that contribution is not permitted under Section 11(f) of the Securities Act); provided, however, that, no Holder will be required to pay any amount under this subsection 1.10(d) in excess of the net proceeds from the sale of all Registrable Securities offered and sold by such Holder pursuant to such registration statement. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.
               (e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control with respect to the rights and obligations of each of the parties to such underwriting agreement.
               (f) The obligations of the Company and Holders under this Section 1.10 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1, and otherwise.
          1.11 Information by Holder. The Holder or Holders of Registrable Securities included in any registration shall furnish to the Company such information regarding such Holder or Holders, the Securities held by them and the distribution proposed by such Holder or Holders as the Company may reasonably request in writing and as shall be required in connection with any registration referred to in this Section 1.
          1.12 Reports Under Securities Exchange Act of 1934. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Securities Act and any other rule or regulation of the Commission that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to use its best efforts to:
               (a) make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times after the effective date that the Company becomes subject to the reporting requirements of the Securities Act or the Exchange Act;

               (b) file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements);
               (c) register its Common Stock under Section 12 of the Exchange Act at such time as it is required to do so pursuant to the Exchange Act; and
               (d) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company as to its compliance with the reporting requirements of Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company), the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information in the possession of or reasonably obtainable by the Company as may be reasonably requested in availing any Holder of any rule or regulation of the Commission which permits the selling of any such securities without registration or pursuant to such form.
          1.13 Transfer of Registration Rights. The rights to cause the Company to register Registrable Securities granted to the Investors under Sections 1.5, 1.6 and 1.7 may be assigned to a transferee or assignee in connection with any transfer or assignment of Eligible Securities by an Investor; provided that (a) such transfer may otherwise be effected in accordance with applicable securities laws, (b) notice of such assignment is given to the Company, (c) such transferee is a Permitted Transferee and (d) such transferee or assignee agrees to be bound by and subject to the terms and conditions of this Agreement.
          1.14 Standoff Agreement.
               (a) Each Holder agrees in connection with the first sale of the Company’s Common Stock in a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act, upon notice by the Company or the underwriters managing such public offering, not to sell, make any short sale of, loan, pledge (or otherwise encumber or hypothecate), grant any option for the purchase of, or otherwise directly or indirectly dispose of any Securities (other than those included in the registration) without the prior written consent of the Company and such managing underwriters for such period of time as the Board of Directors establishes pursuant to its good faith negotiations with such managing underwriters; provided, however that:
                    (i) such agreement shall not exceed one hundred eighty (180) days;
                    (ii) such agreement shall not apply to transfers to an Affiliate, provided that such Affiliate agrees to be bound by the terms of such agreement, to the same extent as if such transferee were the original party thereunder;

                    (iii) a Holder shall not be subject to such agreement unless (A) all executive officers and directors of the Company, (B), all shareholders of the Company holding more than 1% of the Company’s outstanding capital stock; and (C) all other Holders and holders of other registration rights, are subject to or obligated to enter into similar agreements; and
                    (iv) if and when any person identified in clause (iii) is released, in whole or in part, from such agreement (whether or not such release is contemplated at the time of the offering) or if any such agreement is terminated, the Holder shall be concurrently released on a pro rata basis based on the number of shares held by such person and the Holder.
               (b) Each Holder agrees that prior to the Initial Public Offering it will not transfer securities of the Company unless each transferee agrees in writing to be bound by all of the provisions of this Section 1.14; provided that this Section 1.14(b) shall not apply to transfers pursuant to a registration statement.
               (c) Each Holder hereby consents to the placement of stop transfer orders with the Company’s transfer agent in order to enforce the foregoing provision and agrees to execute a market standoff agreement with said underwriters in customary form consistent with the provisions of this Section 1.14.
          1.15 No Right to Delay Registration. No holder shall restrain, enjoin, or otherwise delay any registration hereunder, notwithstanding any controversy that might arise with respect to the interpretation or implementation of this Agreement.
          1.16 Termination of Rights. No Holder shall be entitled to exercise any right provided for in this Section 1 after the earlier of (i) five (5) years following the consummation of the Initial Public Offering, and (ii) that date following the Initial Public Offering upon which each Holder holds less than 1% of the then issued and outstanding shares of capital stock of the Company and all such shares may be sold under Section 5 of the Securities Act whether pursuant to Rule 144 or another applicable exemption during any 90 day period. All other provisions hereof relating to registration rights shall continue to be effective despite any termination of such registration rights pursuant to this section.
          1.17 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not enter into any agreement granting any holder or prospective holder of any securities of the Company registration rights with respect to such securities unless (i) such new registration rights, are subordinate to the registration rights granted Holders hereunder and include similar market stand-off obligations or (ii) such new registration rights are approved by the Holders of 50% of the Registrable Securities then held by Holders (assuming exercise or conversion of all outstanding Eligible Securities); provided, however, that Warrantholders may enter into this Agreement by executing and delivering a counterpart signature page to this Agreement.
SECTION 2
Affirmative Covenants of the Company

     The Company hereby covenants and agrees as follows:
          2.1 Delivery of Financial Statements. The Company will furnish to each Investor who holds at least 40,000 shares of Eligible Securities (as adjusted for stock splits and combinations):
               (a) as soon as reasonably practicable, an income statement for such fiscal year, a balance sheet of the Company and statement of shareholder’s equity as of the end of such year, and a cash flow statement for such year, such year-end financial reports to be in reasonable detail, prepared in accordance with generally accepted accounting principles (“GAAP”), and audited and certified by independent public accountants of nationally recognized standing selected by the Company; and
               (b) as soon as practicable, but in any event within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, an unaudited income statement, cash flow statement for such fiscal quarter and an unaudited balance sheet as of the end of such fiscal quarter.
          2.2 Additional Information Rights.
               (a) Budget and Operating Plan. The Company will furnish to each Investor who holds at least 750,000 shares of Eligible Securities (as adjusted for stock splits and combinations) as soon as practicable upon approval or adoption by the Company’s Board of Directors, and in any event within 15 days prior to the start of a fiscal year, the Company’s budget and operating plan for such fiscal year.
               (b) Other Information. The Company will furnish to each Investor who holds at least 750,000 shares of Eligible Securities (as adjusted for stock splits and combinations) such other information relating to the financial condition, business, prospects or corporate affairs of the Company as such Investor may from time to time request; provided, however, that the Company shall not be obligated under this subsection (b) or any other subsection of Section 2.2 to provide information which it deems in good faith to be a trade secret or similar confidential information.
               (c) Inspection. The Company shall permit each Investor who holds at least 750,000 shares of Eligible Securities (as adjusted for stock splits and combinations), at such Investor’s expense, to visit and inspect the Company’s properties, to examine its books of account and records and to discuss the Company’s affairs, finances and accounts with its officers, all at such reasonable times and during normal working hours as may be requested by such Investor; provided, however, that the Company shall not be obligated under this subsection (c) or any other subsection of Section 2.2 to provide access to information which it deems in good faith to be a trade secret or similar confidential information.
               (d) Monthly Financial Statements. The Company will furnish to each Investor who holds at least 750,000 shares of Eligible Securities (as adjusted for stock splits and combinations), upon the request of such Investors, within thirty (30) days of the end of each month, an unaudited income statement and cash flow statement and unaudited balance sheet for and as of the end of such month, in reasonable detail.
          2.3 Confidentiality. Each Investor agrees to use commercially reasonable efforts to maintain the confidentiality of information obtained pursuant to this Section 2, provided that such obligation shall not apply to (i) information previously in possession or independently developed by Investor, (ii) information publicly available other than as a result of breach of this provision (iii) information required to be disclosed by statute, regulation or court or administrative order.
          2.4 Visitation Rights. One representative chosen collectively by LB I Group Inc., Lehman Brothers P.A. LLC, Lehman Brothers Partnership Account 2000/2001, L.P. and Lehman Brothers Offshore Partnership Account 2000/2001, L.P. (collectively, “Lehman”), one representative chosen collectively by EuclidSR Partners, L.P. and EuclidSR Biotechnology Partners, L.P. (collectively, “EuclidSR”), one representative chosen by Piper Jaffray Healthcare Fund III, L.P. (“Piper Jaffray”), one representative chosen by GE Capital Equity Investments, Inc. (“GE Capital”), one representative chosen collectively by Interwest Investors VII, L. P. and Interwest Partners VII, L.P. (collectively, “Interwest”), one representative chosen by AllianceBernstein L.P. (“Alliance”), and one representative chosen by BMSIF shall have the right to attend all meetings of the Board of Directors, including meetings of any committee of the Board and including the right to participate in any telephonic board meetings, so long as such Investor holds at least 750,000 shares of Eligible Securities (as adjusted for stock splits and combinations and the like). Said representative(s) shall be provided with notice of the meetings in the same manner at the same time as the members of the Board of Directors and shall be provided with any materials distributed to the Board of Directors in connection with board meetings. The foregoing visitation rights may be limited by the Board of Directors if (i), upon the advice of counsel, the Board of Directors determines that exclusion is required by third party confidentiality agreements, (ii) the Board is discussing engaging Investor or an affiliate of Investor as a financial advisor or underwriter; or (iii) the Board is discussing a material transaction with an entity in which Investor or a private equity fund affiliated with Investor is a 5% or greater shareholder, or (iv) the Board determines in good faith upon advice of counsel that limitations are required to maintain attorney-client privilege.
          2.5 Stock Option Vesting. Unless otherwise decided by the Board of Directors, all option grants to employees shall vest over a four-year period with 25% of the shares subject to each option vesting a year after commencement of employment and the remainder of the shares vesting in equal amounts on a monthly basis thereafter.
          2.6 Insurance. The Company shall, subject to the approval of the Board of Directors, maintain such fire, casualty and general liability insurance with coverages and in amounts as shall be determined by the Board of Directors. The Company agrees to maintain in full force and effect directors and officers liability insurance with coverage in the aggregate amount of amount of $2 million covering all of its directors. The Company will maintain coverage for the Series C Directors (as defined in the Voting Agreement) and the Series D Directors (as defined in the Voting Agreement) under such directors and officers liability insurance at all times commencing upon the Closing (as defined in the Purchase Agreement).

          2.7 Proprietary Information Agreements. Unless otherwise determined by the Board of Directors, all future employees and consultants of the Company shall be required to execute and deliver a proprietary information and invention assignment agreement.
          2.8 Invention Assignments. The Company agrees to use commercially reasonable efforts to obtain from each of the individual contributing inventors for each invention that forms any part of any patent or patent application owned by or licensed to the Company, executed invention assignments in favor of the Company or the appropriate third party licensor, as the case may be.
          2.9 Key-Man Life Insurance. The Company shall obtain and maintain key-man life insurance in such amount as is determined by the Company’s Board of Directors, on Gajus Worthington. Such policy shall name the Company as loss payee and shall not be cancelable by the Company without prior unanimous approval of the Board of Directors.
          2.10 Compliance with Laws. The Company shall use its best efforts to comply with the requirements of all applicable laws, rules, regulations and orders of any governmental authority, where noncompliance would have a material adverse effect on the Company’s business and financial condition.
          2.11 Termination of Covenants. The covenants set forth in Section 2 shall terminate on, and be of no further force or effect after, the closing of the Company’s Initial Public Offering. The rights granted pursuant to this Section 2 are not transferable other than to Affiliates of Holders.
SECTION 3
Right of First Offer For Company Securities
          3.1 Right of First Offer. Subject to the terms and conditions specified in this Section 3, the Company hereby grants to each Investor a right of first offer with respect to future sales by the Company of its Securities. An Investor shall be entitled to apportion the right of first offer hereby granted among itself and its partners and Affiliates in such proportions as it deems appropriate.
     Each time the Company proposes to offer any Securities in a Financing (as defined below), the Company shall first make an offering of such Securities to each Investor in accordance with the following provisions:
               (a) The Company shall deliver a notice (“Notice”) to each Investor stating (i) its intention to offer such Securities for sale, (ii) the number of such Securities to be offered (the “Offered Securities”), (iii) the price, if any, for which it proposes to offer such Securities, (iv) the terms of such offer and (v) the Offer Amount (as defined below).

               (b) Within fifteen (15) calendar days after receipt of the Notice, each Investor may elect to purchase, at the price and on the terms specified in the Notice, such Securities in an amount up to the Offer Amount by providing the Company with written notice of its election.
               (c) An election by an Investor pursuant to Section 3.1(b) to purchase Offered Securities shall not be considered a binding commitment on the Investor unless and until the Company receives binding commitments to purchase on the terms and conditions contained in the Notice substantially all of the Offered Securities which the Investors have not elected to purchase.
     Notwithstanding the foregoing, the Company and each of the Investors acknowledge and agree that Lighthouse shall have the opportunity to invest not less than $250,000 in connection with the first Financing completed after the date of this Agreement that involves the sale and issuance by the Company of shares of the Company’s convertible preferred stock with aggregate gross proceeds to the Company of at least $3 million. In the event that Lighthouse’s right to purchase Offered Securities as otherwise set forth in this Section 3.1 would not permit such $250,000 investment, then each of the Investors agrees that its respective right to purchase Offered Securities pursuant to this Section 3.1 may be cut-back (proportionately with all other Investors based on the number of shares of Eligible Securities held by the Investors) in such amounts as may be necessary to permit the exercise of Lighthouse’s rights as set forth herein.
          3.2 Sale of Securities by Company. Within 60 days of the expiration of the period described in Section 3.1(b), any Offered Securities which the Investors have not elected to purchase may be sold by the Company to any person or persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Notice. If the Company does not complete the sale of all such Offered Securities within said 60-day period, the rights of the Investors with respect to any such unsold Offered Securities shall be deemed to be revived.
          3.3 Offer Amount. The “Offer Amount” shall equal that percentage of the Offered Securities equal to the number of shares of Eligible Securities held by an Investor which are Registrable Securities divided by the total number of outstanding shares of Common Stock of the Company. For the purposes of the foregoing calculations, all outstanding options and warrants shall be deemed to be exercised and all Preferred Stock shall be deemed to have been converted into Common Stock at the prevailing conversion rate.
          3.4 Financing. “Financing” shall mean an offering or series of related offerings of Securities by the Company for purposes of raising working capital in a minimum amount of $250,000. Financing shall not include (i) the issuance or sale of shares of Common Stock or options to purchase Common stock to employees, officers, directors or consultants for the primary purpose of soliciting or retaining their services in such amount as shall have been approved by the Board of Directors, (ii) the issuance or sale of Securities to leasing entities or financial institutions in connection with commercial leasing or borrowing transactions approved by the Board of Directors, (iii) the issuance or sale of Securities to third party providers of goods or services in connection with transactions approved by the Board of Directors; (iv) the sale of Securities in a registered public offering, (v) any issuances of Securities in connection with any stock split, stock dividend or recapitalization by the Company, (vi) the issuance of Securities at a price (on an as converted to

Common Stock basis) below the original issue price of the Company’s Series E Preferred Stock (as adjusted for stock splits, recapitalizations and like events) in connection with sponsored research, collaboration, technology license, development, OEM, marketing or other similar agreements or any joint venture or strategic alliance, if such issuance is approved unanimously by the Board of Directors, provided that the issuance of the Company’s Series E Preferred Stock to BMSIF or any Affiliate thereof or any related entity to the Singapore Economic Development Board pursuant to Section 3.4(xii) below at a price below the original issue price of the Company’s Series E Preferred Stock (as adjusted for stock splits, recapitalizations and like events) shall also not be a Financing hereunder, (vii) the issuance of Securities at a price (on an as converted to Common Stock basis) at or above the original issue price of the Company’s Series E Preferred Stock (as adjusted for stock splits, recapitalizations and like events) in connection with sponsored research, collaboration, technology license, development, OEM, marketing or other similar agreements or any joint venture or strategic alliance, if such issuance is approved by the Board of Directors, (viii) the issuance of Securities at a price (on an as converted to Common Stock basis) below the original issue price of the Company’s Series E Preferred Stock (as adjusted for stock splits, recapitalizations and like events) in connection with the acquisition of another corporation by the Company by merger, consolidation, or purchase of all or substantially all of the assets or shares of such corporation unanimously approved by the Board of Directors, (ix) the issuance of Securities at a price (on an as converted to Common Stock basis) at or above the original issue price of the Company’s Series E Preferred Stock (as adjusted for stock splits, recapitalizations and like events) in connection with the acquisition of another corporation by the Company by merger, consolidation, or purchase of all or substantially all of the assets or shares of such corporation approved by the Board of Directors; (x) shares of Series E Preferred Stock issued pursuant to the terms of the Purchase Agreement; (xi) interest-bearing convertible promissory notes in the aggregate principal amount of $8 million issued or issuable pursuant to the CNPA and/or the CNA and any Securities issued on conversion thereof; and (xii) additional interest-bearing convertible promissory notes to be issued after the date hereof in the aggregate principal amount of up to $15 million to BMSIF or any Affiliate thereof or any related entity to the Singapore Economic Development Board, and any Securities issued on conversion thereof.
          3.5 Termination of Right of First Offer. The right of first offer contained in this section shall not apply to and shall terminate upon the closing of an Initial Public Offering. The right of first offer granted under this Section 3 is transferable to transferees of at least 750,000 shares of Registrable Securities (as adjusted for stock splits, combinations and the like) or to Affiliates.

SECTION 4
Right of First Offer with Respect to Founder Shares
          4.1 Notice of Sales. Should a Founder (a “Seller”) propose to accept one or more bona fide offers (collectively, the “Purchase Offer”) from any persons (“Purchasers”) to purchase Founders Shares from such Seller (other than as set forth 4.2(d) hereof), then such Seller shall, promptly after exercise or termination of any rights of first refusal held by the Company, deliver a notice (the “Notice”) to the Company and all Investors holding more than 750,000 shares of Eligible Securities (“Eligible Investors”).
          4.2 Purchase Right. Each Eligible Investor shall have the right, exercisable upon written notice to such Seller within ten (10) business days after receipt of the Notice, to purchase Founders Shares on the terms and conditions specified in the Purchase Offer. To the extent an Eligible Investor exercises its right to purchase such shares in accordance with the terms and conditions set forth below, the number of shares of stock which such Seller may sell to the Purchasers pursuant to the Purchase Offer shall be correspondingly reduced. The purchase right of each Eligible Investor shall be subject to the following terms and conditions:
               (a) Calculation of Shares. Each Eligible Investor may purchase all or any part of that number of Founder Shares equal to the number obtained by multiplying (i) the aggregate number of Founders Shares covered by the Purchase Offer by (ii) a fraction, the numerator of which is the number of shares of Common Stock of the Company at the time owned by such Eligible Investor and the denominator of which is the number of shares of Common Stock of the Company then outstanding. For the purposes of the foregoing calculations, all outstanding options and warrants shall be deemed to be exercised and all Preferred Stock shall be deemed to have been converted into Common Stock at the prevailing conversion rate.
               (b) Delivery of Consideration. Each Eligible Investor may effect its purchase right by promptly delivering to such Seller a written notice and a check or wire transfer equal to the purchase price specified in the Purchase Offer for the number of shares the Eligible Investor desires to purchase pursuant to this Section 4.2.
               (c) Certificate. Within ten (10) business days of receipt of Eligible Investor’s funds pursuant to Section 4.2(c), Seller shall deliver to such Eligible Investor a certificate or certificates representing the shares of Founder Shares purchased by such Eligible Investor.
               (d) Permitted Transactions. The participation rights in this Section 4 shall not pertain or apply to:
                    (i) Any transfer to a revocable grantor trust with respect to which the Founder and members of his family are the sole beneficiaries;
                    (ii) Any repurchase of Founders Shares by the Company;

                    (iii) Any exercise by the Company of a right or remedy under the terms of any loan, security or stock pledge agreement where the Founders Shares serve as security for a loan made by the Company;
                    (iv) Any transfer to any ancestors or descendants or spouse of a Founder or to a trustee for their benefit or to a custodian for the benefit of a Founders’ issue; or
                    (v) Any bona fide gift;
provided, however, that such Founder shall inform the Eligible Investors of such transfer or gift (other than a transfer pursuant to clause (ii) or (iii)) prior to effecting it and the transferee or donee (if other than the Company) shall furnish the Company and the Eligible Investors with a written agreement to be bound by and comply with all applicable provisions of this Agreement.
          4.3 Sale of Securities by Founder. Within 60 days of the expiration of the period described in the first paragraph of Section 4.2, any Founders Shares covered by the Purchase Offer which the Eligible Investors have not elected to purchase may be sold by the Seller to the Purchasers on the terms and conditions of the Purchase Offer. If the Seller does not complete the sale of all Founders Shares covered by the Purchase Offer within such period, the rights of the Eligible Investors with respect to any such unsold Founders Shares shall be deemed to be revived.
          4.4 Termination and Transfer. The restrictions imposed and rights granted by this Section 4 shall not apply to and shall terminate immediately prior to the closing of the Company’s Initial Public Offering. Securities received pursuant to any stock dividend, stock split, recapitalization, or exercise of a conversion right shall be subject to this Section 4 to the same extent as the shares of the Company with respect to which they were issued. The right of first offer granted under this Section 4 is transferable to transferees of at least 750,000 shares of Registrable Securities (as adjusted for stock splits, combinations and the like) or to Affiliates.
          4.5 Prohibited Transfer. Any attempt by a Founder to transfer Founders Shares in violation of Section 4 hereof shall be void and the Company agrees it will not effect such a transfer nor will it treat any alleged transferee(s) as the holder of such shares, without the written consent of two-thirds (2/3) in interest of the Eligible Investors.
SECTION 5
Right of Co-Sale
          5.1 Notice of Sales. Should a Founder (a “Seller”) propose to accept one or more bona fide offers (collectively, the “Purchase Offer”) from any persons (“Purchasers”) to purchase Founders Shares from such Seller (other than as set forth 5.2(d)), then such Seller shall, promptly after exercise or termination of any rights of first refusal held by the Company or the Eligible Investors, deliver a notice (the “Notice”) to the Company and all Eligible Investors describing the terms and conditions of the Purchase Offer.

          5.2 Participation Right. Each Eligible Investor shall have the right, exercisable upon written notice to such Seller within fifteen (15) business days after receipt of the Notice, to participate in such Seller’s sale of stock pursuant to the specified terms and conditions of such Purchase Offer. To the extent an Eligible Investor exercises such right of participation in accordance with the terms and conditions set forth below, the number of shares of stock which such Seller may sell pursuant to such Purchase Offer shall be correspondingly reduced. The right of participation of each Eligible Investor shall be subject to the following terms and conditions:
               (a) Calculation of Shares. Each Eligible Investor may sell all or any part of that number of shares of Common Stock of the Company equal to the number obtained by multiplying (i) the aggregate number of Founders Shares covered by the Purchase Offer by (ii) a fraction, the numerator of which is the number of shares of Common Stock of the Company at the time owned by such Eligible Investor and the denominator of which is the number of shares of Common Stock of the Company then outstanding. For the purposes of the foregoing calculations, all outstanding options and warrants shall be deemed to be exercised and all Preferred Stock shall be deemed to have been converted into Common Stock at the prevailing conversion rate.
               (b) Delivery of Certificates. Each Eligible Investor may effect its participation in the sale by delivering to such Seller for transfer to the Purchaser(s) one or more certificates, properly endorsed for transfer, which represent at least the number of shares of Common Stock which such Eligible Investor elects to sell pursuant to this Section 5.2.
               (c) Transfer. The stock certificate or certificates which the Eligible Investor delivers to such Seller pursuant to Section 5.2 shall be delivered by the Seller to the Purchaser(s) in consummation of the sale of the Securities pursuant to the terms and conditions specified in the Notice, and such Seller shall promptly thereafter remit to such Eligible Investor that portion of the sale proceeds to which such Eligible Investor is entitled by reason of its participation in such sale.
               (d) Permitted Transactions. The participation rights in this Section 5 shall not pertain or apply to:
                    (i) Any transfer to a revocable grantor trust with respect to which the Seller and members of his family are the sole beneficiaries;
                    (ii) Any repurchase of Founders Shares by the Company;
                    (iii) Any exercise by the Company of a right or remedy under the terms of any loan, security or stock pledge agreement where the Founders Shares serve as security for a loan made by the Company;
                    (iv) Any transfer to any ancestors or descendants or spouse of a Founder or to a trustee for their benefit or to a custodian for the benefit of a Founders’ issue; or
                    (v) Any bona fide gift;

provided, however, that such Founder shall inform the Eligible Investors of such transfer or gift (other than a transfer pursuant to clause (ii) or (iii)) prior to effecting it and the transferee or donee (if other than the Company) shall furnish the Company and the Eligible Investors with a written agreement to be bound by and comply with all applicable provisions of this Agreement.
          5.3 Sale of Securities by Founder. Within 45 days of the expiration of the period described in the first paragraph of Section 5.2, any Founders Shares covered by the Purchase Offer which the Eligible Investors have not elected to purchase may be sold by the Seller to the Purchasers on the terms and conditions of the Purchase Offer. If the Seller does not complete the sale of all Founders Shares covered by the Purchase Offer within such period, the rights of the Eligible Investors with respect to any such unsold Founders Shares shall be deemed to be revived.
          5.4 Termination and Transfer. The restrictions imposed and rights granted by this Section 5 shall not apply to and shall terminate immediately prior to the closing of the Company’s Initial Public Offering. Securities received pursuant to any stock dividend, stock split, recapitalization, or exercise of a conversion right shall be subject to this Section 5 to the same extent as the shares of the Company with respect to which they were issued. The co-sale right granted under this Section 5 is transferable to transferees of at least 750,000 shares of Registrable Securities (as adjusted for stock splits, combinations and the like) or to Affiliates.
          5.5 Prohibited Transfers.
               (a) In the event any Founder should sell any Founders Shares in contravention of the co-sale rights of the Investors under Section 5 (a “Prohibited Transfer”), the Investors, in addition to such other remedies as may be available at law, in equity or hereunder, shall have the put option provided below, and the Founder shall be bound by the applicable provisions of such option.
               (b) In the event of a Prohibited Transfer, each Eligible Investor shall have the right to sell to the Founder the type and number of shares of Common Stock equal to the number of shares that such Eligible Investor would have been entitled to transfer to the third-party transferee(s) under Section 5.2 hereof had the Prohibited Transfer been effected pursuant to and in compliance with the terms thereof. Such sale shall be made on the following terms and conditions:
                    (i) The price per share at which the shares are to be sold to the Founder shall be equal to the price per share paid by the third-party transferee(s) to the Founder in the Prohibited Transfer. Such price per share shall be paid to the Eligible Investor in cash if the Founder received cash for his shares. If the Founder did not receive cash but received other property instead, the price per share to be paid to the Eligible Investor shall be paid (A) in the form of the property received by the Founder for his shares, or (B) in cash equal to the fair market value of the property received by such Founder as determined in good faith by the Company’s Board of Directors, at the option of the Eligible Investor. The Founder shall also reimburse each Eligible Investor for any and all fees and expense, including legal fees and expenses, incurred pursuant to the exercise or the attempted exercise of the Eligible Investor’s rights under Section 5.

                    (ii) Within thirty (30) days after the later of the dates on which the Eligible Investor (A) received notice of the Prohibited Transfer or (B) otherwise became aware of the Prohibited Transfer, each Eligible Investor shall, if exercising the option created hereby, deliver to the Founder the certificate or certificates representing shares to be sold, each certificate to be properly endorsed for transfer.
                    (iii) The Founder shall, upon receipt of the certificate or certificates for the shares to be sold by an Eligible Investor pursuant to this Section 5, pay the aggregate purchase price therefor and the amount of reimbursable fees and expenses, as specified in subparagraph 5.5(b)(i), in cash or by other means acceptable to the Eligible Investor.
               (c) Notwithstanding the foregoing, any attempt by a Founder to transfer Founders Shares in violation of Section 5 hereof shall be void and the Company agrees it will not effect such a transfer nor will it treat any alleged transferee(s) as the holder of such shares, without the written consent of two-thirds (2/3) in interest of the Eligible Investors.
SECTION 6
Miscellaneous
          6.1 Governing Law; Jurisdiction. This Agreement shall be construed in accordance with, and governed in all respects by, the laws of the State of California, as applied to agreements entered into, and to be performed entirely in such state, between residents of such state.
     The parties hereto agree to submit to the jurisdiction of the federal and state courts of San Mateo County, California with respect to the breach or interpretation of this Agreement or the enforcement of any and all rights, duties, liabilities, obligations, powers, and other relations between the parties arising under this Agreement.
          6.2 Successors and Assigns. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.
          6.3 Notices, Etc. All notices and other communications required or permitted hereunder, shall be in writing and shall be sent by facsimile personally delivered, mailed by registered or certified mail, postage prepaid, return receipt requested, or otherwise delivered by a nationally-recognized overnight courier, addressed (a) if to an Investor, at Investor’s facsimile number or address as set forth in the records of the Company or (b) if to any other holder of any Eligible Securities, at such address as such holder shall have furnished the Company in writing, or, until any such holder so furnishes an address to the Company, then to and at the address of the last holder of such Eligible Securities who has so furnished an address or facsimile number to the Company, or (c) if to a Founder, at such Founder’s facsimile number or address set forth on EXHIBIT B hereto, or a such other address as such Founder shall have furnished to the Company in writing, or (d) if to the Company, at its facsimile number or address set forth on the signature page hereto addressed to the attention of the Corporate Secretary, or at such other address as the Company shall have furnished to the Investors. Any such notice or communication shall be deemed to have been received (A) in the case of personal delivery, on the date of such delivery, (B) in the case of a nationally-recognized overnight courier, on the next business day after the date when sent, (C) in the case of mailing, on the third business day following that on which the piece of mail containing such communication is posted and (D) in the case of delivery via facsimile, one (1) business day after the date of transmission provided that said transmission is confirmed telephonically on the date of transmission.
          6.4 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any holder of any Eligible Securities upon any breach or default of the Company under this Agreement shall impair any such right, power or remedy of such holder, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any holder of any breach or default under this Agreement, or any waiver on the part of any holder of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing or as provided in this Agreement. All remedies, either under this Agreement or by law or otherwise afforded to any holder, shall be cumulative and not alternative.
          6.5 Third Parties. Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.
          6.6 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, portions of such provisions, or such provisions in their entirety, to the extent necessary, shall be severed from this Agreement, and the balance of this Agreement shall be enforceable in accordance with its terms.
          6.7 Amendment and Waiver. Any provision of this Agreement may be amended or waived with the written consent of the Company and the Holders of at least two-thirds of the outstanding shares of the Registrable Securities then held by Holders (assuming the exercise or conversion of all outstanding Eligible Securities); provided, however, (i) that in the event such amendment or waiver adversely affects the rights and/or obligations of the Founders under this Agreement in a different manner than the other Holders, such amendment or waiver shall also require written consent of the Founders holding a majority of the then outstanding Founders Shares, (ii) that in the event such amendment or waiver adversely affects the rights and/or obligations of Lehman, EuclidSR, Piper Jaffray, GE Capital, Interwest, Alliance, and BMSIF under Section 2.4 of this Agreement, such amendment or waiver shall not be effective as to Lehman, EuclidSR, Piper Jaffray, GE Capital, Interwest or BMSIF, as the case may be, without the written consent of such party, and (iii) that in the event such amendment or waiver adversely affects the rights and/or obligations of Warrantholders under this Agreement in a different manner than the other Holders, such amendment or waiver shall also require the written consent of Warrantholders holding a majority of the then outstanding Warrant Shares. Notwithstanding the foregoing, any purchaser of Series E Preferred Stock pursuant to the Purchase Agreement may become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement and such purchaser shall be deemed a Holder and an Investor hereunder. The parties agree that Exhibit A shall be updated automatically without any formal amendment to reflect the addition of any such additional party. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each Holder, the Founders, the holder of the Other Shares, Warrantholders and the Company. In addition, the Company may waive performance of any obligation owing to it, as to some or all of the Holders, or agree to accept alternatives to such performance, without obtaining the consent of any other Holder. In the event that an underwriting agreement is entered into between the Company and any Holder, and such underwriting agreement contains terms differing from this Agreement, as to any such Holder the terms of such underwriting agreement shall govern.
          6.8 Rights of Holders. Each Holder shall have the absolute right to exercise or refrain from exercising any right or rights that such holder may have by reason of this Agreement, including, without limitation, the right to consent to the waiver or modification of any obligation under this Agreement, and such holder shall not incur any liability to any other holder of any Securities as a result of exercising or refraining from exercising any such right or rights.
          6.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.
          6.10 Titles and Subtitles. The titles of the paragraphs and subparagraphs of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.
          6.11 Amendment and Restatement of Prior Agreement. The undersigned Prior Investors who in the aggregate hold at least two-thirds of the outstanding Registrable Securities (as defined in the Prior Agreement) and the undersigned Founders hereby amend and restate the Prior Agreement pursuant to Section 6.7 thereof.
          6.12 Waiver of Right of First Offer. The undersigned Prior Investors who in the aggregate hold at least two-thirds of the outstanding Registrable Securities (as defined in the Prior Agreement) hereby waive on behalf of all Prior Investors any rights of participation or notice under Section 3 of this Agreement and the Prior Agreement with respect to the securities sold pursuant to the Purchase Agreement. By its execution below, Lighthouse waives any right of participation or notice under Section 3 of this Agreement and Section 3 of the Prior Agreement with respect to securities sold under the Purchase Agreement.
          6.13 Aggregation of Stock. All shares of Eligible Securities held or acquired by Affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

          6.14 Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING (WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATED TO THIS AGREEMENT.
[Remainder of Page Left Blank Intentionally]

FLUIDIGM CORPORATION
AMENDMENT NO. 1 TO
EIGHTH AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT
     THIS AMENDMENT NO. 1 (this “Amendment”) to that certain Eighth Amended and Restated Investor Rights Agreement, dated as of June 13, 2006 (the “Rights Agreement”), by and among Fluidigm Corporation, a California corporation (the “Company”), and the Investors and Founders named therein is entered into this 22nd day of December, 2006 by and among the Company and the undersigned, collectively the Holders of at least two-thirds of the outstanding shares of the Registrable Securities then held by Holders (assuming the exercise or conversion of all outstanding Eligible Securities). Capitalized terms not defined herein have the meanings set forth in the Rights Agreement.
RECITALS
     A. It is contemplated that the Company will sell and issue additional shares of the Company’s Series E Preferred Stock (“Series E Preferred Stock”) pursuant to that certain Series E Preferred Stock Purchase Agreement, dated as of June 13, 2006 (the “Purchase Agreement”), by and among the Company and the Purchasers named therein.
     B. In connection with the sale of additional shares of Series E Preferred Stock, the Company and the Investors desire to (i) provide that the standoff agreement in Section 1.14 of the Rights Agreement shall not apply to securities of the Company purchased by certain Holders in the Initial Public Offering or in the public market for the Company’s securities following the Initial Public Offering, and (ii) grant visitation rights pursuant to Section 2.4 of the Rights Agreement collectively to Cross Creek Capital, L.P., Cross Creek Capital Employees’ Fund, L.P. and Wasatch Small Cap Growth.
     C. The Company and the undersigned Holders of at least two-thirds of the outstanding shares of the Registrable Securities then held by Holders (assuming the exercise or conversion of all outstanding Eligible Securities) have agreed to amend the Rights Agreement to provide for the foregoing changes to the standoff agreement in Section 1.14 and the visitation rights in Section 2.4.
AGREEMENT
     NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, all of the parties hereto mutually agree as follows:
     SECTION 7 Amendment to Section 1.14. Section 1.14 (Standoff Agreement) of the Rights Agreement is hereby amended and restated in its entirety as follows:
               “1.14 Standoff Agreement.

               (a) Each Holder agrees in connection with the first sale of the Company’s Common Stock in a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act, upon notice by the Company or the underwriters managing such public offering, not to sell, make any short sale of, loan, pledge (or otherwise encumber or hypothecate), grant any option for the purchase of, or otherwise directly or indirectly dispose of any Securities (other than those included in the registration) without the prior written consent of the Company and such managing underwriters for such period of time as the Board of Directors establishes pursuant to its good faith negotiations with such managing underwriters; provided, however that:
                    (i) such agreement shall not exceed one hundred eighty (180) days;
                    (ii) such agreement shall not apply to transfers to an Affiliate, provided that such Affiliate agrees to be bound by the terms of such agreement, to the same extent as if such transferee were the original party thereunder;
                    (iii) such agreement shall not apply to securities of the Company purchased by AllianceBernstein Venture Fund I, L.P., SmallCap World Fund, Inc., Cross Creek Capital, L.P., Cross Creek Capital Employees’ Fund, L.P. or Wasatch Small Cap Growth or their respective Affiliates in the Initial Public Offering or in the public market for the Company’s securities following the Initial Public Offering;
                    (iv) a Holder shall not be subject to such agreement unless (A) all executive officers and directors of the Company, (B), all shareholders of the Company holding more than 1% of the Company’s outstanding capital stock; and (C) all other Holders and holders of other registration rights, are subject to or obligated to enter into similar agreements; and
                    (v) if and when any person identified in clause (iv) is released, in whole or in part, from such agreement (whether or not such release is contemplated at the time of the offering) or if any such agreement is terminated, the Holder shall be concurrently released on a pro rata basis based on the number of shares held by such person and the Holder.
               (b) Each Holder agrees that prior to the Initial Public Offering it will not transfer securities of the Company unless each transferee agrees in writing to be bound by all of the provisions of this Section 1.14; provided that this Section 1.14(b) shall not apply to transfers pursuant to a registration statement.
               (c) Each Holder hereby consents to the placement of stop transfer orders with the Company’s transfer agent in order to enforce the foregoing provision and agrees to execute a market standoff agreement with said underwriters in customary form consistent with the provisions of this Section 1.14.
     SECTION 8 Amendment to Section 2.4. Section 2.4 (Visitation Rights) of the Rights Agreement is hereby amended and restated in its entirety as follows:
               “2.4 Visitation Rights. One representative chosen collectively by LB I Group Inc., Lehman Brothers P.A. LLC, Lehman Brothers Partnership Account 2000/2001, L.P. and Lehman Brothers Offshore Partnership Account 2000/2001, L.P. (collectively, “Lehman”), one representative chosen collectively by EuclidSR Partners, L.P. and EuclidSR Biotechnology Partners, L.P. (collectively, “EuclidSR”), one representative chosen by Piper Jaffray Healthcare Fund III, L.P. (“Piper Jaffray”), one representative chosen by GE Capital Equity Investments, Inc. (“GE Capital”), one representative chosen collectively by Interwest Investors VII, L. P. and Interwest Partners VII, L.P. (collectively, “Interwest”), one representative chosen by AllianceBernstein Venture Fund I, L.P. (“Alliance”), one representative chosen collectively by Cross Creek Capital, L.P., Cross Creek Capital Employees’ Fund, L.P. and Wasatch Small Cap Growth (collectively, “Wasatch”), and one representative chosen by BMSIF shall have the right to attend all meetings of the Board of Directors, including meetings of any committee of the Board and including the right to participate in any telephonic board meetings, so long as such Investor holds at least 750,000 shares of Eligible Securities (as adjusted for stock splits and combinations and the like). Said representative(s) shall be provided with notice of the meetings in the same manner at the same time as the members of the Board of Directors and shall be provided with any materials distributed to the Board of Directors in connection with board meetings. The foregoing visitation rights may be limited by the Board of Directors if (i), upon the advice of counsel, the Board of Directors determines that exclusion is required by third party confidentiality agreements, (ii) the Board is discussing engaging Investor or an affiliate of Investor as a financial advisor or underwriter; or (iii) the Board is discussing a material transaction with an entity in which Investor or a private equity fund affiliated with Investor is a 5% or greater shareholder, or (iv) the Board determines in good faith upon advice of counsel that limitations are required to maintain attorney-client privilege.”
     SECTION 9 Amendment to Section 6.7. Section 6.7 (Amendment and Waiver) of the Rights Agreement is hereby amended and restated in its entirety as follows:
               “6.7 Amendment and Waiver. Any provision of this Agreement may be amended or waived with the written consent of the Company and the Holders of at least two-thirds of the outstanding shares of the Registrable Securities then held by Holders (assuming the exercise or conversion of all outstanding Eligible Securities); provided, however, (i) that in the event such amendment or waiver adversely affects the rights and/or obligations of the Founders under this Agreement in a different manner than the other Holders, such amendment or waiver shall also require written consent of the Founders holding a majority of the then outstanding Founders Shares, (ii) that in the event such amendment or waiver adversely affects the rights and/or obligations of Lehman, EuclidSR, Piper Jaffray, GE Capital, Interwest, Alliance, Wasatch or BMSIF under Section 2.4 of this Agreement, such amendment or waiver shall not be effective as to Lehman, EuclidSR, Piper Jaffray, GE Capital, Interwest, Alliance, Wasatch or BMSIF, as the case may be, without the written consent of such party, and (iii) that in the event such amendment or waiver adversely affects the rights and/or obligations of Warrantholders under this Agreement in a different manner than the other Holders, such amendment or waiver shall also require the written consent of Warrantholders holding a majority of the then outstanding Warrant Shares. Notwithstanding the foregoing, any purchaser of Series E Preferred Stock pursuant to the Purchase Agreement may become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement and such purchaser shall be deemed a Holder and an Investor hereunder. The parties agree that Exhibit A shall be updated automatically without any formal amendment to reflect the addition of any such additional party. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each Holder, the Founders, the holder of the Other Shares, Warrantholders and the Company. In addition, the Company may waive performance of any obligation owing to it, as to some or all of the Holders, or agree to accept alternatives to such performance, without obtaining the consent of any other Holder. In the event that an underwriting agreement is entered into between the Company and any Holder, and such underwriting agreement contains terms differing from this Agreement, as to any such Holder the terms of such underwriting agreement shall govern.”
     SECTION 10 Governing Law. This Amendment shall be construed in accordance with, and governed in all respects by, the laws of the State of California, as applied to agreements entered into, and to be performed entirely in such state, between residents of such state.
     SECTION 11 Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.
[Remainder of Page Intentionally Blank]

FLUIDIGM CORPORATION
AMENDMENT NO. 2 TO
EIGHTH AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT
     THIS AMENDMENT NO. 2 (this “Amendment”) to that certain Eighth Amended and Restated Investor Rights Agreement, dated as of June 13, 2006, as amended December 22, 2006 (the “Rights Agreement”), by and among Fluidigm Corporation, a California corporation (“Fluidigm California”), and the Investors and Founders named therein is entered into effective as of October 10, 2007 by and among Fluidigm Corporation, a Delaware corporation (the “Company”), the undersigned Investors, and the undersigned Holders, collectively the Holders of at least two-thirds of the outstanding shares of the Registrable Securities held by Holders (assuming the exercise or conversion of all outstanding Eligible Securities). Capitalized terms not defined herein have the meanings set forth in the Rights Agreement.
RECITALS
     WHEREAS, on July 18, 2007, Fluidigm California was merged with and into the Company, with the Company being the surviving corporation such that the Company succeeded to all of Fluidigm California’s rights and obligations under the Rights Agreement;
     WHEREAS, it is contemplated that the Company will sell and issue additional shares of the Company’s Series E Preferred Stock (“Series E Preferred Stock”) pursuant to that certain Series E Preferred Stock Purchase Agreement, dated as of June 13, 2006, as amended December 22, 2006 and further amended on the date hereof (the “Purchase Agreement”), by and among the Company and the Purchasers named therein;
     WHEREAS, in connection with the sale of additional shares of Series E Preferred Stock, the Company and the Holders desire to amend the Rights Agreement to include the additional shares of Series E Preferred Stock to be issued pursuant to the Purchase Agreement and make certain other changes as set forth herein; and
     WHEREAS, pursuant to Section 6.7 of the Rights Agreement, the Rights Agreement may be amended with the written consent of the Company and Holders of at least two-thirds of the outstanding shares of the Registrable Securities then held by Holders (assuming the exercise or conversion of all outstanding Eligible Securities) and the Company and the undersigned Holders have agreed to amend the Rights Agreement to provide for the foregoing changes.
     NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, all of the parties hereto mutually agree as follows:

AGREEMENT
     SECTION 12 Amendment to Recital. The first Recital of the Rights Agreement is hereby amended and restated in its entirety as follows:
“WHEREAS, the Company and the New Investors have entered into a Series E Preferred Stock Purchase Agreement of even date herewith, as amended from time to time (such agreement, as amended from time to time, the “Purchase Agreement”), pursuant to which the Company shall sell, and the New Investors shall acquire, shares of the Company’s Series E Preferred Stock;”
     SECTION 13 Amendment to Section 1.14. Subsection (a)(i) of Section 1.14 (Standoff Agreement) of the Rights Agreement is hereby amended and restated in its entirety as follows:
“(i) such agreement shall not exceed one hundred and eighty (180) days (or such greater period, not to exceed 17 days, as may be requested by the Company or an underwriter to accommodate regulatory restrictions on (i) the publication or other distribution of research reports and (ii) analyst recommendations and opinions, including, but not limited to, the restrictions contained in NASD Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto);”
     SECTION 14 Deletion of Section 1.15. The Rights Agreement is hereby amended to delete Section 1.15 (No Right to Delay Registration) in its entirety.
     SECTION 15 Amendment to Section 2.4. Section 2.4 (Visitation Rights) of the Rights Agreement is hereby amended and restated in its entirety as follows:
               “2.4 Visitation Rights. One representative chosen collectively by LB I Group Inc., Lehman Brothers P.A. LLC, Lehman Brothers Partnership Account 2000/2001, L.P. and Lehman Brothers Offshore Partnership Account 2000/2001, L.P. (collectively, “Lehman”), one representative chosen collectively by EuclidSR Partners, L.P. and EuclidSR Biotechnology Partners, L.P. (collectively, “EuclidSR”), one representative chosen by Piper Jaffray Healthcare Fund III, L.P. (“Piper Jaffray”), one representative chosen by GE Capital Equity Investments, Inc. (“GE Capital”), one representative chosen collectively by Interwest Investors VII, L. P. and Interwest Partners VII, L.P. (collectively, “Interwest”), one representative chosen by AllianceBernstein Venture Fund I, L.P. (“Alliance”), one representative chosen collectively by Cross Creek Capital, L.P., Cross Creek Capital Employees’ Fund, L.P. and Wasatch Small Cap Growth (collectively, “Wasatch”), one representative chosen by BMSIF, and one representative chosen collectively by the holders of a majority of the Shares purchased under Amendment No. 2 to the Purchase Agreement (collectively, the “October 2007 Representative”) shall have the right to attend all meetings of the Board of Directors, including meetings of any committee of the Board and including the right to participate in any telephonic board meetings, so long as such Investor or the October 2007 Representative holds at least 750,000 shares of Eligible Securities (as adjusted for stock splits and combinations and the like). Said representative(s) shall be provided with notice of the meetings in the same manner at the same time as the members of the Board of Directors and shall be provided with any materials distributed to the Board of Directors in connection with board meetings. The foregoing visitation rights may be limited by the Board of Directors if (i), upon the advice of counsel, the Board of Directors determines that exclusion is required by third party confidentiality agreements, (ii) the Board is discussing engaging Investor or an affiliate of Investor as a financial advisor or underwriter; or (iii) the Board is discussing a material transaction with an entity in which Investor or a private equity fund affiliated with Investor is a 5% or greater shareholder, or (iv) the Board determines in good faith upon advice of counsel that limitations are required to maintain attorney-client privilege.”
     SECTION 16 Amendment to Section 6.7. Section 6.7 (Amendment and Waiver) of the Rights Agreement is hereby amended and restated in its entirety as follows:
               “6.7 Amendment and Waiver. Any provision of this Agreement may be amended or waived with the written consent of the Company and the Holders of at least two-thirds of the outstanding shares of the Registrable Securities then held by Holders (assuming the exercise or conversion of all outstanding Eligible Securities); provided, however, (i) that in the event such amendment or waiver adversely affects the rights and/or obligations of the Founders under this Agreement in a different manner than the other Holders, such amendment or waiver shall also require written consent of the Founders holding a majority of the then outstanding Founders Shares, (ii) that in the event such amendment or waiver adversely affects the rights and/or obligations of Lehman, EuclidSR, Piper Jaffray, GE Capital, Interwest, Alliance, Wasatch, BMSIF or the October 2007 Representative under Section 2.4 of this Agreement, such amendment or waiver shall not be effective as to Lehman, EuclidSR, Piper Jaffray, GE Capital, Interwest, Alliance, Wasatch, BMSIF or the October 2007 Representative, as the case may be, without the written consent of such party, and (iii) that in the event such amendment or waiver adversely affects the rights and/or obligations of Warrantholders under this Agreement in a different manner than the other Holders, such amendment or waiver shall also require the written consent of Warrantholders holding a majority of the then outstanding Warrant Shares. Notwithstanding the foregoing, any purchaser of Series E Preferred Stock pursuant to the Purchase Agreement may become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement and such purchaser shall be deemed a Holder and an Investor hereunder. The parties agree that Exhibit A shall be updated automatically without any formal amendment to reflect the addition of any such additional party. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each Holder, the Founders, the holder of the Other Shares, Warrantholders and the Company. In addition, the Company may waive performance of any obligation owing to it, as to some or all of the Holders, or agree to accept alternatives to such performance, without obtaining the consent of any other Holder. In the event that an underwriting agreement is entered into between the Company and any Holder, and such underwriting agreement contains terms differing from this Agreement, as to any such Holder the terms of such underwriting agreement shall govern.”
     SECTION 17 Addition of Section 6.15. The Rights Agreement is hereby amended to add the following Section 6.15 which reads in its entirety as follows:
               “6.15 Reincorporation. Each Investor and Founder acknowledges that the Company completed a reincorporation into the State of Delaware on July 18, 2007 and each Investor and Founder hereby consents to the assignment of this Agreement to Fluidigm Corporation, a Delaware corporation, effective as of July 18, 2007.”
     SECTION 18 Governing Law. This Amendment shall be construed in accordance with, and governed in all respects by, the laws of the State of California, as applied to agreements entered into, and to be performed entirely in such state, between residents of such state.
     SECTION 19 Rights Agreement. Wherever necessary, all other terms of the Rights Agreement are hereby amended to be consistent with the terms of this Amendment. Except as specifically set forth herein, the Rights Agreement shall remain in full force and effect
     SECTION 20 Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.
     SECTION 21 Effect of Execution of Amendment by Investor. This Amendment, when executed and delivered by the Company and an Investor purchasing shares of Series E Preferred pursuant to the Purchase Agreement as contemplated in the Recitals, shall also constitute and shall be deemed a counterpart signature page to the Rights Agreement. Consequently, each undersigned Investor purchasing shares of Series E Preferred acknowledges and agrees that he, she or it is bound by the terms and conditions contained in the Rights Agreement, as amended by this Amendment.
[Remainder of Page Intentionally Blank]

FOUNDERS
Gajus V. Worthington
Stephen R. Quake

INVESTORS
Alejandro Berenstein, M.D.
Alfred J. Mandel
Allan Johnson
Allen May, Trustee, Intervivos Trust Dated 5/14/91
AllianceBernstein Venture Fund I, L.P.
Alloy Partners 2002, L.P.
Alloy Ventures 2002, L.P.
Alloy Ventures 2005, L.P.
Analiza, Inc.
Athersys, Inc.
Beveren Company
Biomedical Sciences Investment Fund Pte Ltd
Bradford S. Goodwin and Cathy W. Goodwin As Trustees of the Goodwin Family Trust U/A/D 7/30/97
Bradford W. Baer
Bruce Burrows
Burr & Forman LLP
Burwen Family Trust U/D/T Dated 9/30/88
Charles C. Moore
Charles R. Engles
Clark-Boyd Family Trust
Cross Creek Capital Employees’ Fund, L.P.
Cross Creek Capital, L.P.
David S. Frampton and Gaja Roberta Frampton, as Trustees of the Frampton Family Trust Dtd 4/25/03
Dwayne Hardy
Edward R. LeMoure
Erick Vanderburg
Erik T. Engelson, Trustee of the Elisabeth North Kuechler Engelson Trust UTA dated January 17, 2001
Erik T. Engelson, Trustee of the Erik T. Engelson Trust UTD dated March 29, 2000
EuclidSR Biotechnology Partners, L.P.
EuclidSR Partners, L.P.
Ferguson/Egan Family Trust Dated 6/28/99
Fidelity Contrafund: Fidelity Advisor New Insights Fund
Fidelity Contrafund: Fidelity Contrafund
Finnegan, Henderson, Farabow, Garrett & Dunner, LLP
Frances H. Arnold
Fred St. Goar
Fredrick Stern

Gary R. Bang
GE Capital Equity Investments, Inc.
General Electric Capital Corporation
George S. Taylor
Glaxo Group Limited
Health Care Administration Company
Heath Lukatch
Henry P. Massey, Jr. TTEE Massey Family Trust U/A DTD 7/06/88
Herbert L. Heyneker
Howard R. Engelson
Howard R. Engelson and Mariam T. Engelson, Ttees Engelson Fam Tr UA DTD 5/26/94
In-Q-Tel Employee Fund, LLC
In-Q-Tel, Inc.
Interwest Investors VII, L.P.
Interwest Partners VII, L.P.
Invus, L.P.
J.F. Shea Co., Inc. As Nominee 1999-114
Jacaranda Partners
James H. Eberwine
James W. Larrick, M.D.
John E. Strobeck, Ph.D., M.D.
John East
John M. Harland
Jonathan S. Hoot and Andrea T. Hoot, Trustees of the Hoot Family Revocable Trust DTD 3/16/99
Joseph M. Jacobson
Kenneth A. Clark
Kiley Revocable Trust
Kristin T. McClanahan Trust
Leerink Swann Co-Investment Fund, LLC
Leerink Swann Holdings, LLC
Lehman Brothers Healthcare Venture Capital L.P.
Lehman Brothers Offshore Partnership Account 2000/2001, L.P.
Lehman Brothers P.A. LLC
Lehman Brothers Partnership Account 2000/2001, L.P.
Leo J. Parry, Jr. and Roberta J. Parry TTEES Parry Family Revocable Trust DTD 01/22/97
Lighthouse Capital Partners V, L.P.
Lilly Bio Ventures, Eli Lilly and Company
Markwell Partners
Matthew Collier
Matthew Frank
Michael H. McKay

Michael J. Reardon Trust Agreement dated June 5, 1996
Needle & Rosenberg PC
Newman Family Investment Partnership
Oculus Pharmaceuticals, Inc.
Pamela East
Pat and Betsy Collins Revocable Trust
Patrick Tenney
Paul Machle
Pauline van Ysendoorn
Peter B. Dervan
Peter S. Heinecke
Rhett E. Brown
Robert D. McCulloch and Kathleen M. McCulloch, Trustee, or their successor(s)
Robert F. Kornegay, Jr. Revocable Trust u/d/t dated May 27, 2004, Robert F. Kornegay, Jr., Trustee
Security Trust Co., Custodian FBO Frank Ruderman IRA/RO
SightLine Healthcare Fund III, L.P.
Singapore Bio-Innovations Pte Ltd.
SMALLCAP World Fund, Inc.
SmithKline Beecham Corporation
Stanley D. Hayden, and his successor(s), as the Trustee of the Stanley D. Hayden Family Trust
Stephen J. Weiss
Stephen J. Weiss and Ursula G. Weiss, Trustees of the Weiss Family 1996 Trust
Stephen L. Parry
Technogen Liquidating Trust
The Condon Family Trust
The Heckmann Family Trust
The UAB Research Foundation
The V Foundation for Cancer Research
Thomas J. Parry
Thomas L. Barton
Tim L. Traff Trust
Timothy P. Lynch
TTC Fund I, LLC
Variable Insurance Products Fund II: Contrafund Portfolio
Versant Affiliates Fund 1-A, L.P.
Versant Affiliates Fund 1-B, L.P.
Versant Side Fund I, L.P.
Versant Venture Capital I, L.P.
Wasatch Funds, Inc.
William L. Caton III, M.D.
William L. Traff Trust

William S. Brown and Barbara G. Brown, or their successors, as Trustees of the Brown FRT DTD 3/10/99
WS Investment Company 2000B
WS Investment Company 99B
WS Investment Company, LLC (2001D)